Exhibit 4.3 / 1988 Plan Form of Employee Qualified Grant

                   1988 Plan Form of Employee Qualified Grant

[[Date]]


[[Title>>[[FirstName>>[[LastName>>
[[Address1>>
[[City>>,[[State>>[[PostalCode>>

                             Stock Option Agreement

Dear[[FirstName>>,

IOMED, Inc. (the "Company"), by and through its Stock Option Committee, has determined that the Company will extend to you an Incentive Stock Option, pursuant to the Company's 1988 Stock Option Plan (the "Plan"), to purchase certain of the Company's Common Shares.

Therefore, on behalf of the Company, I am pleased to notify you that on [[BODMtgDate>> the Company granted to you an Incentive Stock Option (the "Option") to purchase up to [[TotalShares>> shares of the Company's Common Shares, par value $.001 per share, at the option purchase price of [[Price>> per share. Your Option will be governed by the Plan and by this Incentive Stock Option Agreement.

A copy of the Plan is attached to this Agreement as Exhibit "A", and since your Option is subject to all of the terms and conditions of the Plan, the Company urges you to read the Plan, in its entirety, very carefully. Please note that, in accordance with paragraph 6(e) of the Plan, your Option must be exercised, if at all, on or before the close of business on the [[ExpirationDate>>. Additionally, pursuant to paragraph 12 of the Plan, the Company, or its designee(s), have a right of first refusal to purchase from you the Common Shares of the Company which you acquire by exercising your Option. Therefore, you may not sell, transfer, pledge, encumber or otherwise hypothecate any of the Common Shares of the Company which you acquire pursuant to the exercise of your Option unless and until you have notified the Company of the proposed transaction and given the Company, or its designee(s), the opportunity to exercise their right to purchase such Common Shares from you.

The Board of Directors has determined that your Option may be exercised upon the following dates and as to the number of Common Shares indicated:

            Date                                       Number of Shares
            ----                                       ----------------
On or after [[FirstDate>>                       [[NoofShares1>> shares

On or after the first day of each
succeeding month up to and including
[[SecondDate>>(58 months total)                 [[NoofShares2>>shares each month

On or after [[ThirdDate>>                       [[NoofShares3>>  shares

[[Title>>[[FirstName>>[[LastName>>
[[Date>>
Page Two


At such time as you shall determine to exercise your Option, in whole or in part, you must furnish written notice of your intention to so exercise to the President of the Company. Such written notice must indicate the date of exercise, must indicate the number of Common Shares to be purchased and must be accompanied by full payment of the option purchase price. Additionally, you must provide the Company with an "investment letter" concerning the Common Shares which you will acquire upon your exercise of the Option. Such written notice, the accompanying payment of the option purchase price and the investment letter may be delivered to the Company in person or by mail. If mailed, the written notice, accompanying payment and investment letter should be sent to the Company by certified United States mail, with return receipt requested.

Attached hereto as Exhibit "B" is a combined form of written notice of exercise and investment letter which meets all of the requirements of the Plan. You will greatly assist the Company and expedite the issuance by the Company of the Common Shares covered by your Option, if you will use the form attached hereto as Exhibit "B" when you desire to exercise your Option.

Please acknowledge your receipt of this Agreement, and your agreement to be bound by all of the terms and conditions set forth in the Plan and this Agreement, by executing the attached copy of this Agreement and returning it to the undersigned.

Should you have any questions in regard to your Incentive Stock Option, please contact the undersigned, or any officer or director of the Company.

Sincerely,

IOMED, INC.



President and CEO

         Received and agreed to this ______ day of ______________, 199___.



         --------------------------------
        [[NameInCaps>>

                                   EXHIBIT 'B'

IOMED, Inc.
1290 West 2320 South, Suite A
Salt Lake City, Utah 84119

Attn:  President

Plan Administrator:

IOMED, Inc., a Utah corporation (the "Company"), has granted to the undersigned an option (the "Option"), pursuant to the Company's 1988 Stock Option Plan (the "Plan"), to purchase certain of the Company's authorized, but unissued Common Shares. The Option is evidenced by a Stock Option Agreement date ________________________, [[Year>>.

I hereby notify the Company, in accordance with the Plan, that I desire to exercise my Option by purchasing a total of _________ Common Shares of the Company (the "Shares"). Attached hereto is a check, made payable to the Company, in the amount of $___________ in full payment of the option purchase price of the Shares.

In order to induce the Company to permit me to exercise the Option and to register the Shares in my name upon the books and records of the Company, the undersigned hereby acknowledges to and agrees with the Company that:

         1.     I have received and read a copy of the Plan.

         2. The Shares have not been registered under the Securities Act of 1933, as amended (the "ACT"), the Company does not presently intend to register the Shares under the Act, and the Company is under no obligation whatsoever to cause the Shares to be registered under the Act in the future.

         3.  The  Shares,  when  issued  to  me,  will  constitute   "restricted
securities" as that term is defined in Rule 144, as promulgated under the Act.

         4. I may not sell, transfer or otherwise dispose of the Shares unless and until they are registered under the Act, or the Company has received an opinion of counsel (which may be counsel for the Company), which is reasonably satisfactory in form and content to the Company, stating that such sale, transfer or other disposition is exempt from the registration requirements of the Act.

         5. I am acquiring the Shares solely for my own account, for investment purposes only, and not with a view to the distribution or resale thereof, or with any present intention of selling or otherwise transferring the Shares or any interest therein.

         6. I will not sell, transfer, pledge, encumber or otherwise hypothecate the Shares unless and until I have offered the Company, or its designee(s), the opportunity to acquire the Shares in strict accordance with the Right of First Refusal described in the Plan.

         7. In order to evidence my investment intent, and in order to comply with the provisions of the Plan, I agree that such restrictive legends as may be deemed appropriate by the Company may be placed upon the certificate or certificates evidencing the Shares.

The undersigned hereby specifically agrees that the Company may rely upon the acknowledgements and agreements which are set forth in this letter.

Sincerely,


--------------------------------------
         [Signature of the Optionee]


--------------------------------------
         [Name of the Optionee]


--------------------------------------

--------------------------------------

--------------------------------------
         [Address of the Optionee]


Dated: ________________________